Registration No. 333-135402

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

Post-Effective Amendment No. 1

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

First Federal Bancshares of Arkansas, Inc.
(Exact name of Registrant as specified in its charter)

Arkansas	71-0785261
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1401 Highway 62-65 North, Harrison, Arkansas 72601
(Address of Principal Executive Offices)
_____________________________________

First Federal Bancshares of Arkansas, Inc.
Employees’ Savings & Profit Sharing Plan and Trust
(Full Title of the Plan)
______________________________________

Larry J. Brandt
Chief Executive Officer
1401 Highway 62-65 North
Harrison, Arkansas 72601
 (Name and Address of Agent For Service)

870-741-7641
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Daniel L. Heard, Esq.
Kutak Rock LLP
124 West Capitol Avenue
Suite 2000
Little Rock, Arkansas 72201
(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)           No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-135402). Therefore, no further registration fee is required.  This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

________________________________________

EXPLANATORY NOTE

On July 20, 2011, First Federal Bancshares of Arkansas, Inc., a Texas corporation (the “Predecessor Registrant”), completed a reincorporation to the State of Arkansas pursuant to the Plan of Conversion as approved by its shareholders at the annual meeting of shareholders held on June 22, 2011. This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-135402), filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2006 by the Predecessor Registrant (the “Registration Statement”), relating to the First Federal Bancshares of Arkansas, Inc. Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”), is being filed by First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (the “Registrant”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the reincorporation. In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement, except as modified by this Post-Effective Amendment No. 1, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the SEC, this Registration Statement omits certain information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011;

●	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2010 filed with the SEC on June 23, 2011;

●	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 2, 2011, and for the quarter ended June 30, 2011 filed with the SEC on July 29, 2011;

●
The Registrant’s Current Reports on Form 8-K filed with the SEC on March 18, 2011, April 21, 2011, April 29, 2011, May 3, 2011, May 6, 2011, May 10, 2011, June 27, 2011, July 21, 2011 and August 17, 2011;

●	The Registrant’s Amended Current Reports on Form 8-K filed with the SEC on March 23, 2011 and July 14, 2011; and

●
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A (File No. 0-28312) filed with the SEC on August 19, 2011, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

As permitted by the corporation law of the State of Arkansas, the Registrant’s Articles of Incorporation provide its directors will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arkansas Code Annotated Section 4-27-833, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or its shareholders.

Section 4-27-850 of the Arkansas Code Annotated gives the Registrant the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Article VII of the Registrant’s Bylaws provides coverage of indemnification and advancement of expenses to each person who is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or employee benefit plan, to the fullest extent permitted under Arkansas law.

The Registrant maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

Item 7.            Exemption from Registration Claimed.

None.

Item 8.            Exhibits.

Number	Exhibit

5.1	Opinion of Kutak Rock LLP as to the legality of the shares being registered (filed herewith).

23.1	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1).

23.2	Consent of BKD, LLP (filed herewith).

24.1	Powers of Attorney (filed herewith).

Item 9.            Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrison, State of Arkansas, on August 19, 2011.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:	/s/ Larry J. Brandt
Larry J. Brandt Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, as of August 19, 2011:

Signature	Title

/s/ Larry J. Brandt	Director, Chief Executive Officer
Larry J. Brandt	(principal executive officer)

*	Director, President
W. Dabbs Cavin

*	Director
K. Aaron Clark

*	Director
Frank Conner

*	Director
Scott T. Ford

*	Director
John P. Hammerschmidt

*	Director, Chairman of the Board of Directors
Richard N. Massey

*	Chief Financial Officer
Sherri R. Billings	(principal financial and accounting officer)

*By:	/s/ Larry J. Brandt
Larry J. Brandt, Attorney-in-Fact

INDEX TO EXHIBITS

(a)  The exhibits filed as a part of this registration statement are listed below:

Number	Exhibit

5.1	Opinion of Kutak Rock LLP as to the legality of the shares being registered (filed herewith).

23.1	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1).

23.2	Consent of BKD, LLP (filed herewith).

24.1	Powers of Attorney (filed herewith).